                     FOOD COURT ENTERTAINMENT NETWORK, INC.
                                   EXHIBIT 11
                  SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE


                                               Three months ended        Nine months ended
                                               September 30, 1995        September 30, 1995
                                               ------------------        ------------------
Net Loss                                          ($824,847)                ($2,999,145)

  Reduction of interest and
  amortization of financing costs                                               321,763

  Interest on hypothetical investment                                            29,048

  Dividends on Preferred Stock                      (22,925)                    (91,700)

  Preferred stock discount                           (6,941)                    (27,763)
                                                 -----------                ------------

Adjusted Net Loss                                 ($854,713)                ($2,767,797)
                                                 ===========                ============

Weighted average shares outstanding               1,073,125                   1,959,964
                                                 ===========                ============

NET LOSS PER SHARE OF COMMON STOCK                   ($0.80)                     ($1.41)
                                                 ===========                ============

                                       14